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                                                                      EXHIBIT 5




                                August 28, 1996



Ridgeview, Inc.
2101 N. Main Avenue
P.O. Box 8
Newton, NC 28658

     Re:  Registration Statement on Form S-1
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Ladies and Gentlemen:

          We are acting as counsel for Ridgeview, Inc., a North Carolina corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, on Form S-1 of 1,840,000 shares (the "Initial Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), and up to 240,000 shares (the "Option Shares") of Common Stock upon the exercise of the over-allotment option granted to the several underwriters named in the registration statement relating to the Shares (as defined below) (the "Registration Statement"). The Initial Shares and the Option Shares (to the extent the aforementioned option is exercised) are herein collectively referred to as the "Shares." Eighty thousand (80,000) of the Initial Shares are owned and will be sold to the several underwriters named in the Registration Statement by certain shareholders of the Company (the "Selling Shareholders"); the remaining Initial Shares are owned and will be sold to the several underwriters named in the Registration Statement by the Company.

          The Shares will be sold pursuant to an Underwriting Agreement by and among the Company, Interstate/Johnson Lane Corporation and Scott & Stringfellow, Inc., as representatives of the several underwriters named in the Registration Statement and the Selling Shareholders (the "Underwriting Agreement").

           We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and public officials and other documents as we have deemed relevant and appropriate as the basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all original documents submitted to us, the conformity to the originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

          Based upon such examination, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the Shares to be sold pursuant to the Underwriting Agreement have been duly authorized and will be validly issued, fully paid and nonassessable when issued, delivered and paid for as contemplated by the Underwriting Agreement.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related Prospectus.



                                              Very truly yours,

                                              MOORE & VAN ALLEN, PLLC